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BrianTurcotte
InvestorRelations
561-438-3657
brian.turcotte@officedepot.com

BrianLevine
PublicRelations
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brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES FOURTH QUARTERRESULTS

Delray Beach, Fla., February 26, 2008--Office Depot,Inc. (NYSE: ODP), a leading global provider of office products and services,today announced fourth quarter and full year results for the fiscal period endedDecember 29, 2007.

FOURTHQUARTER RESULTS1

Total Company sales for the fourth quarter increased 1%to $3.9 billion.  Sales in the North American Retail Division were down 3% withcomparable store sales down 7% for the quarter.  The North American BusinessSolutions Division reported a 4% sales decline in the quarter whileInternational Division sales increased 12% in U.S. dollars and 2% in localcurrencies.

Net earnings were $19 million compared to earnings of$127 million in the same period of 2006.  Earnings per share on a diluted basiswere $0.07 for the quarter, versus $0.45 in the fourth quarter of 2006.  On anadjusted basis, diluted earnings per share were $0.10 for the quarter, versus$0.51 in the same period one year ago.

Total Companyoperating expenses, as adjusted, represented 26.3% of sales, an increase of 40basis points over the fourth quarter of 2006.  EBIT, as adjusted, was $6 millionin the fourth quarter of 2007 or 0.2% as expressed as a percentage of sales,compared to $201 million or 5.2% in the prior-year period.

Results for the quarter included an as adjusted taxbenefit of $30 million.  The fourth quarter 2007 tax benefit was primarily dueto lower North American income and a late quarter tax law change.

Return on Invested Capital for the trailing 4 quarters,adjusted for Charges and Credits, was 11.3%.  The Return on Equity adjusted forCharges and Credits for the trailing four quarters was 15.2%.

FOURTHQUARTER DIVISION RESULTS

NorthAmerican Retail Division
Fourth quarter sales in the North American RetailDivision were down 3% at $1.7 billion.  Comparable store sales in the 1,158stores in theU.S.andCanadathat have been open for morethan one year decreased 7% for the fourth quarter.  Results continue to benegatively impacted by difficult housing-related economic conditions in keymarkets, particularlyFloridaandCalifornia.  Combined,these two states represented 26% of total store sales and about 40% of the totalcomparable sales decrease in the fourth quarter.  This economic weakness hasspread to otherU.S.retail markets with housingissues, creating additional pressure on sales and margins.

Sales in the Northeast moderated slightly versus theprevious quarter, but continued to be the Division’s best performing region inNorth America despite a limited retail presence in that market.  Other driversnegatively impacting comparable sales included cannibalization from the newstore build out, competitive intrusion and private brand penetration.  TheDesign, Print and Ship business continued to perform well in the fourth quarter,slightly offsetting the negative drivers.

Operating profit in the North American Retail Divisionwas $23 million for the fourth quarter, a decline from $109 million in the sameperiod of the prior year.  Although costs were managed effectively in the fourthquarter, broader economic factors continued to pressure profit margins, whichdecreased 490 basis points versus the fourth quarter 2006.  A number of factorscontributed to the operating margin decline, including lower than expectedvendor program funding, lower product margins, a de-leveraging of fixed propertycosts, and higher shrink.  Partially offsetting some of the decline was theimpact of lower operational expenses.

Comparable average sales per square foot in the fourthquarter decreased to $231 and average order value was up about 2.3% in thefourth quarter.

During thefourth quarter, Office Depot opened 12 new stores and closed 2 stores, bringingthe total store count to 1,222.  The Company also remodeled 12 stores, bringingthe yearly total to 177.  As of year end, more than half of the chain wasoperating under the M2 format.

Inventory per store was $960 thousand as of the end ofthe fourth quarter of 2007, 3% greater than the same period last year.  Averageinventory per store during the quarter was $1,030 thousand for the fourthquarter of 2007, flat versus the same period last year.

NorthAmerican Business Solutions Division
Total sales in the North American Business SolutionsDivision were $1.1 billion, down 4% compared to the fourth quarter of lastyear.  Sales to small- to mid-sized customers were down 13%.  This decreaseovershadowed solid sales growth of 5% among large, national account customersand 10% sales growth to the public sector in the fourth quarter.  Growth instate government and the K-12 educational sectors have been driving the resultsin the public sector, both delivering double-digit increases for all fourquarters of 2007.

The North American Business Solutions Division had anoperating profit of $1 million for the fourth quarter of 2007 compared to $72million for the same period of the prior year. Operating margins declined by 640 basispoints versus the fourth quarter 2006.  Contributing factors to the margindecline included a less-favorable customer mix, lower vendor program funding,higher reserves for inventory clearance and returned product, and product costincreases that could not be fully passed through in higherprices.

InternationalDivision
The International Division reported a sales increase of12% in the fourth quarter compared with the same period last year and organicsales in local currency increased by 2%.  This marks the eighth consecutivequarter the division has grown the top-line in local currency.  In particular,the Contract channel continued its strong performance, growing sales in localcurrency by 8% in the quarter.  This is a reflection of the strength of OfficeDepot’s global brand with an increasingly global customer base.

Division operating profit was $60 million in the fourthquarter compared to $77 million in the prior year's fourth quarter.  Operatingprofit margin declined by 230 basis points to 5.3%, from 7.6% in the prior year,as theU.K.business continued tostruggle.

Continued overall weakness in theU.K.businessaccounted for much of the profit decline and operating margin compression. Continued investment, including establishing regional offices in Asia and LatinAmerica, centralization of certain support functions in Europe, green-fieldbusiness expansion inPoland,and consolidation of warehouse facilities to better support the multi-channelbusiness portfolio inEurope, accounted for theremainder of the margin decline.  Growth in the large customer segment, whichhas a lower margin rate than the small- to medium-sized customer segments, droveunfavorable customer mix and compressed overall operating margins aswell.

FULLYEAR RESULTS2

For the full year, sales increased 3% to $15.5 billion. Net earnings for fiscal 2007 were $396 million compared to earnings of $503million in the same period of 2006.  Earnings per share on a diluted basis were$1.43 in 2007, compared to $1.75 in the prior year.  The as adjusted dilutedearnings per share for fiscal 2007 were $1.54 versus, $1.90 in2006.

For the full year, EBIT, as adjusted, decreased 31% fromthe prior year and EBIT margins compressed by 180 basis points to 3.5%.  The asadjusted effective tax rate for the full year was 15%.

Capital expenditures for 2007 were $461 million. Capital expenditure estimates for 2008 are expected to be around $375 million,reflecting a reduction in the number of planned new store openings from 150 toabout 75, approximately 100 M2 store remodels, and investments in the Company’sglobal supply chain and IT initiatives.  The Company will continue to evaluatespending in accordance with operating performance and financial guidelines, andthe overall business environment.

 In 2007, the Company repurchased approximately 5.7million shares of its common stock for $200 million.  The Company alsopreviously announced that its Board has authorized the repurchase of anadditional $500 million of its common stock.  Current plans are to repurchasecommon stock if cash flow permits.  Over the past three years, the Company hasreturned to shareholders about 140% of as adjusted after-tax earnings, 106% ofoperating cash flow and 140% of net cash flow, excluding share repurchases.

OtherMatters
Office Depot is announcing that its Executive VicePresident and Chief Financial Officer, Patricia A. McKay, is leaving the Companyeffective March 1, 2008.  Charles E. Brown, the Company’s President,International, has agreed to assume the role of acting Chief Financial Officer following McKay’s departure.  Brown was Office Depot’s Executive Vice Presidentand Chief Financial Officer from 2001 to 2005.  Office Depot plans to begin itssearch for a permanent Chief Financial Officer immediately and will announce asuccessor when this process is completed.

Commenting on McKay’s departure, Steve Odland, OfficeDepot’s Chief Executive Officer, said: “Pat has made valuable contributions tothe Company since joining the management team in 2005.  We thank her for hertireless work and dedication to the Company.  We also wish her all the best inher future endeavors.”

Additionally, Kim Maguire, Executive Vice President,Merchandising, is leaving at the end of the month for personal reasons.  TheCompany hopes to fill this role quickly.

Non-GAAPReconciliation
A reconciliation of GAAP results to non-GAAP resultsexcluding certain items is presented in this release and also may be accessed onthe corporate website,www.officedepot.com, under the category CompanyInfo.

About OfficeDepot
Every day, Office Depot is Taking Care of Business formillions of customers around the globe.  For the local corner store as well asFortune 500 companies, Office Depot provides products and services to itscustomers through more than 1,600 worldwide retail stores, a dedicated salesforce, top-rated catalogs and a $4.9 billion e-commerce operation.  Office Depothas annual sales of approximately $15.5 billion, and employs about 49,000associates around the world. The Company provides more office products andservices to more customers in more countries than any other company, andcurrently sells to customers directly or through affiliates in 43 countries.

Office Depot’s common stock is listed on the New YorkStock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at:http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDINGFORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of1995, as amended (the “Act”) provides protection from liability in privatelawsuits for “forward-looking” statements made by public companies under certaincircumstances, provided that the public company discloses with specificity therisk factors that may impact its future results. We want to take advantage ofthe “safe harbor” provisions of the Act. Certain statements made in this pressrelease are ‘forward-looking’ statements under the Act.  Except for historicalfinancial and business performance information, statements made in this pressrelease should be considered ‘forward-looking’ as referred to in the Act.  Muchof the information that looks towards future performance of our company is basedon various factors and important assumptions about future events that may or maynot actually come true. As a result, our operations and financial results in thefuture could differ materially and substantially from those we have discussed inthe forward-looking statements made in this press release. Certain risks anduncertainties are detailed from time to time in our filings with theUnited StatesSecurities andExchange Commission (“SEC”).  Youare strongly urged to review all such filings for a more detailed discussionofsuchrisks and uncertainties.The Company’s SEC filings are readilyobtainable at no charge atwww.sec.govand atwww.freeEDGAR.com, aswell as on a number of other commercial web sites.

1Includes non-GAAP information.  Fourth quarter resultsinclude impacts of previously announced programs, a legal settlement and a 2006gain on building sale (“Charges” or “Charges and Credits”).  Additionalinformation is provided in our Form 10-K filing.  Reconciliations from GAAP tonon-GAAP financial measures can be found in this release, as well as on thecorporate web site,www.officedepot.com, under the category InvestorRelations.

2Includes non-GAAPinformation.  Full year results include impacts of previously announcedprograms, a legal settlement and a 2006 gain on building sale (“Charges” or“Charges and Credits”).  Additional information is provided in our Form 10-Kfiling.  Reconciliations from GAAP to non-GAAP financial measures can be foundin this release, as well as on the corporate web site,www.officedepot.com, under the category InvestorRelations.